37 CAPITAL INC.

(the “Company”)

INSIDER TRADING POLICY

PURPOSE

As a publicly listed company on the Canadian Securities Exchange, 37 Capital Inc. (the “Company”) has adopted this insider trading policy to educate you about your legal obligations with respect to “insider trading” and “tipping”, and to assist you in complying with applicable laws to avoid personal liability and potential criminal penalties. Also, certain directors and officers of the Company are subject to reporting obligations under Canadian securities laws (including the filing of insider reports on SEDI). Violation of these laws could result in prosecution and termination of the Company’s association with the offending person and could seriously affect the Company.

The purpose of this Policy is to assist Insiders in complying with their obligations. This Policy does not replace your responsibility to understand and comply with the securities laws, including the legal prohibitions on insider trading and, if applicable, your obligation for insider reporting.

This Policy and any amendments to it must be approved by the Board.

APPLICATION

Persons Covered by the Policy

The restrictions on trading and informing others in Part A of this Policy apply to all directors, officers and employees of the Company (except for the restrictions set out in Section A8(i), which apply only to “Blackout Employees”, which is defined below). The reporting rules in Part B of this Policy apply only to “Reporting Insiders”, which is defined below.

Each person to whom this Policy applies is individually responsible for complying with it (as well as the securities laws applicable to their region), regardless of whether the Company has prohibited trading by that person or any other persons.

Definitions

For the purposes of this Policy:

1.	“Blackout Employees” means the following individuals:
i.	all directors of the Company or a subsidiary of the Company;
ii.	all officers of the Company or a subsidiary of the Company;
iii.	all corporate accounting employees of the Company involved in the preparation of the Company’s financial statements, budgeting and forecasting; and
iv.	all other employees of the Company who receive notice from the Company’s Chief Financial Officer or his/her designee that they are designated Blackout Employees during such blackout period.
2.	“Material change” in relation to the affairs of the Company, means a change in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of any of the securities of the Company, or a decision to implement such a change made by: (a) senior management of the Company who believe that confirmation of the decision by the Board of Directors of the Company is probable; or (b) the Board of Directors of the Company.

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3.	“Material fact” in relation to securities issued or proposed to be issued by the Company, means a fact that would reasonably be expected to have a significant effect on the market price or value of such securities.
4.	“Material Information” means information respecting a company or entity that, if disclosed, would reasonably be expected to have a significant effect on the market price or value of the company’s or entity’s securities. Material Information consists of both material facts and material changes relating to the activities of the company, as well as their businesses and affairs.

Examples of material undisclosed information include, but are not limited to, financial performance and significant changes in financial performance; significant changes to regulatory status; strategic plans; significant changes in senior management or to the Board of Directors (“Board”); significant litigation; changes in corporate structure, such as reorganizations; changes in capital structure; significant new debt or material events of default; public or private sale of additional securities; entering into or loss of significant contracts; labour disputes or disputes with major contractors, customers or suppliers; material regulatory or legal proceedings; takeover bids and issuer bids. de-listing of the company’s securities or their movement from one quotation system or exchange to another; significant acquisitions or dispositions of assets, property or joint venture, interests acquisitions of other companies, including a take-over bid for, or merger with, another company, the borrowing or lending of a significant amount of money, any mortgaging or encumbering of the company’s assets, defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors. This list is not exhaustive.

5.	“Related Financial Instrument” means:
i.	an instrument, agreement, security or exchange contract, the value, market price or payment obligations of which are derived from, referenced to or based on the value, market price or payment obligations of the Company’s securities;
ii.	any other instrument, agreement or understanding that affects, directly or indirectly, a person’s economic interest in the Company’s securities; and
iii.	any agreement, arrangement or understanding that affects the extent to which the person’s economic or financial interests are aligned with those of the Company.
6.	“Reporting Insider” means:
i.	the chief executive officer or chief financial officer of the Company;
ii.	a director of the Company, of a Significant Shareholder of the Company;
iii.	a person or company responsible for a principal business unit, division or function of the Company;

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iv.	a Significant Shareholder of the Company;
v.	a management company that provides significant management or administrative services to the Company or a major subsidiary of the Company, every director of the management company, every chief executive officer, chief financial officer, chief technology officer or chief operating officer of the management company, and every significant shareholder of the management company;
vi.	an individual performing functions similar to the functions performed by any of the insiders described above j (i) to (v);
vii.	the Company itself, if it has purchased, redeemed or otherwise acquired a security of its own issue, for so long as it continues to hold that security; or
viii.	any other insider that:
(a)	in the ordinary course receives or has access to information as to any material facts or material changes concerning the Company before the material facts or material changes are generally disclosed; and
(b)	directly or indirectly exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of the Company.
7.	“Significant Shareholder” means a person or company that has beneficial ownership of, or control or direction over, whether direct or indirect, or a combination of beneficial ownership of, and control or direction over, whether direct or indirect, securities of the Company carrying more than 10 percent of the voting rights attached to all the Company’s outstanding voting securities, excluding, for the purpose of the calculation of the percentage held, any securities held by the person or company as underwriter in the course of a distribution.

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PART A

RESTRICTIONS ON TRADING AND INFORMING OTHERS

APPLICABLE TO ALL DIRECTORS, OFFICERS AND EMPLOYEES OF THE COMPANY

RULES

Under applicable securities laws, directors, officers and employees of the Company are in a “special relationship” with the Company and, as a result, are prohibited from purchasing or selling shares or other securities of the Company (including exercises of stock options where the underlying shares are sold) while in possession of Confidential Material Information. Passing on such information to a third party (known as “tipping”) and recommending trades (known as “recommending”) or encouraging others to trade on such information (known as “encouraging”), other than in the necessary course of business, is also prohibited.

Accordingly, rules A1 and A2 provide as follows:

A1. No trading while in possession of Confidential Material Information – Anyone having knowledge of Confidential Material Information respecting:

i.	the Company is prohibited from trading in the Company’s securities; or
ii.	any public company or entity, or if the Confidential Material Information was obtained through the Company’s business discussions or activities, is prohibited from trading in that public company’s or entity’s securities, until after the close of business on the second business day following the day the Material Information has been disclosed to the public. If in doubt, the cautious approach is not to trade. Directors, officers and employees are often in positions of perceived and actual trust – any trading by them, even if not technically illegal, can have a negative impact on the market and on corporate relations.

A2. No tipping of Confidential Material Information or recommending or encouraging the purchase or sale of securities to anyone – Anyone having knowledge of Confidential Material Information respecting:

i.	the Company; or
ii.	any public company or entity or if the Confidential Material Information was obtained through the Company’s business discussions or activities,

is prohibited from informing anyone (including spouses, relatives and friends) of such Confidential Material Information, except in the necessary course of business, until after the close of business on the second business day following the day the Material Information has been disclosed to the public. In addition, anyone having knowledge of Confidential Material Information of the type noted above is prohibited from recommending or encouraging, other than in the necessary course of business, another person or company to purchase or sell the Company’s securities or in that public company’s or entity’s securities.

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For purposes of the above rule A2, “anyone” includes a spouse, children, parents, siblings and other relatives and friends. This restriction is necessary in order to protect the Company from inadvertent leaks of Confidential Material Information and to protect the disclosing individual, as well as such persons, from violating securities law.

The “necessary course of business” exception is a limited one and exists so as not to unduly interfere with a company’s ordinary business activities. The exception could cover communications that are required to be made to further the business purposes of the Company with:

•         vendors, suppliers or strategic partners on issues such as joint venture, technical consulting, service and supply contracts;

•         employees, officers and board members;

•         lenders, legal counsel, auditors, underwriters and financial and other professional advisors; parties to negotiations;

•         labour unions and industry associations; government agencies and non-governmental regulators; or

•         credit rating agencies (provided that the information is disclosed for the purpose of assisting the agency to formulate a credit rating and the agency's ratings generally are or will be publicly available).

Such persons must be made aware that they cannot pass the information onto anyone else (except in the “necessary course of business”) until it has generally been disclosed. There is no exception to the prohibition against “tipping” for disclosure made pursuant to a confidentiality agreement, so the Representative must ensure that such disclosure is in the “necessary course of business”. Furthermore, there is no exception that would permit the Corporation to make selective disclosure of material corporate information to an analyst, institutional investor or other market professional.

A3. No short-term speculative trading in the Company’s securities – Frequent trading may create a perception that directors, officers or employees are using their access to information that is not available to public investors to profit personally. Persons subject to rules A1 or A2 should not make frequent “in and out” trades (a buy following a sell or a sell following a buy) in the same or equivalent security within a short period of time. However, this rule does not apply to the sale of the Company’s securities shortly after they were acquired pursuant to the exercise of a stock option or after vesting of a restricted stock award or restricted stock unit granted under the Company’s equity incentive plan (the “Equity Incentive Plan”).

A4. No short sales of the Company’s securities – The sale of the Company’s securities that are not owned or fully paid for at the time of sale is prohibited. However, this rule does not apply to directors, officers or employees where the sale occurs in connection with the exercise of a stock option or after vesting of a restricted stock award or restricted stock unit granted under the Equity Incentive Plan and the number of securities acquired on such exercise or vesting equals or exceeds the number of securities sold.

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A5. Prohibitions on “calls” and “puts” of the Company’s securities – The sale of a “call” on the Company’s securities (i.e., giving someone else the right to buy the Company's securities at a pre-established price on a later date) and the buying of a “put” on the Company’s securities (i.e., acquiring the right to sell securities of the Company to someone else at a pre-established price on a later date) is prohibited.

A6. No fraudulent trading or market manipulation respecting the Company’s securities – It is prohibited to directly or indirectly engage or participate in any act, transaction, trading method or other practice, or course of conduct, that an individual knows or ought reasonably to know (i) results in or contributes to a misleading appearance of trading activity in, or on an artificial price for, the Company’s securities; or (ii) perpetrates a fraud on any person or company.

A7. Blackout periods – Trading is prohibited in the following “blackout” periods:

i.	Regularly Scheduled - during the period commencing when the Canadian Securities Exchange (the “CSE”) closes on the last day of the month after each financial quarter end and ending on the close of business on the second business day following the day on which the Company publicly discloses the previous fiscal period’s financial results. If the first day after the last day of the quarter falls on a weekend or a CSE holiday, the blackout period will start when the CSE closes on the last trading day prior to the weekend or CSE holiday; and
ii.	Intermittent - after the receipt of a notice from the Chief Financial Officer or other designated officer of the Company of an instruction not to trade until further notice is given.

Trading outside the above described blackout periods should not be considered a “safe harbour”.

GENERAL

1.	Employees, officers and directors are required to consult the Chief Financial Officer or a designate of the Chief Financial Officer, if they are unsure whether they may trade in a given circumstance. Any approval granted for a proposed trade will be valid for a period of five business days unless revoked (including revocation by way of imposition of an intermittent blackout period) prior to that time. Employees are reminded that, notwithstanding the approval of any such trade, the ultimate responsibility for complying with this Policy and applicable laws and regulations rests with the individual, not the Company or the Chief Financial Officer.
2.	Individuals should not discuss investments in the Company with people outside of the Company other than in the necessary course of business.
3.	Where Confidential Material Information is disclosed in the necessary course of business, care should be taken to ensure that the recipient understands and accepts their obligations under securities laws respecting prohibitions on trading or tipping while in possession of such Confidential Material Information. This can be done by having the recipient acknowledge that they will comply with securities laws respecting insider trading and by putting a provision to that effect in the confidentiality agreement that such recipient has entered into with the Company or a subsidiary of the Company.
4.	Even if a director, officer or employee ceases to hold any position with the Company or a subsidiary of the Company, under Canadian securities laws such an individual continues to be subject to the prohibitions in rules A1 and A2. The Company recommends that the person should consult with the Chief Financial Officer if that person is unclear as to whether he or she remains in possession of Confidential Material Information.

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PART B
INSIDER REPORTING

APPLICABLE TO ALL REPORTING INSIDERS

RULES

B1. Approvals for trades in the Company’s securities – Reporting Insiders must not trade the Company’s securities or acquire, dispose of, enter into, modify or terminate a Related Financial Instrument without the prior approval of the Chief Financial Officer or a designate of the Chief Financial Officer. The Chief Financial Officer may not trade the Company securities or acquire, dispose of, enter into, modify or terminate a Related Financial Instrument without the prior approval of the Chief Executive Officer. Any approval granted for a proposed trade will be valid for a period of five business days unless revoked prior to that time. Reporting Insiders are reminded that, notwithstanding the approval of any such trade, the ultimate responsibility for complying with this Policy and applicable laws and regulations rests with the individual, not the Company or the Chief Financial Officer.

B2. Filing of initial reports – An individual who becomes a Reporting Insider must file an insider profile and an initial insider report within 10 calendar days of becoming a Reporting Insider. The Chief Financial Officer or his/her designate will attend to the filing of the insider profile and initial insider report if requested to do so by the Reporting Insider. Reporting Insiders who file their own reports are required to promptly provide a copy of such reports to the Chief Financial Officer in order that the Company’s records may be updated.

B3. Filing of subsequent reports – Reporting Insiders must file:

i.	an insider report to reflect any change in beneficial ownership of, or control or direction over, whether direct or indirect, the Company’s securities or any change in an interest in, or right or obligation associated with, a Related Financial Instrument, within five calendar days of such change; and
ii.	an amended insider profile to reflect any change in the information contained in the Reporting Insider’s most recent insider profile, prior to filing their next insider report or, in the case of a change to the Reporting Insider’s relationship to the Company, within ten calendar days of such change.

GENERAL

The Chief Financial Officer (or his/her designate) will file insider reports on a Reporting Insider’s behalf if requested to do so, and if prompt notification of the trade details are provided to his/her office. Reporting Insiders who file their own reports are required to promptly provide a copy of such reports to the Chief Financial Officer so that the Company’s records may be updated.

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ENFORCEMENT OF POLICY

The Company will remind directors, officers and employees of the provisions of this Policy and its importance not less than once annually (typically, in connection with a notice of the end of a blackout period). Violations of this Policy can be a violation of securities laws and may cause serious negative consequences to the Company. If the Company discovers a violation of securities laws, it may refer the matter to the appropriate regulatory authorities. In addition, disciplinary action may be brought against anyone who violates this Policy, which could result in termination of employment or position.

Under applicable securities laws, the penalties for illegal insider trading and tipping are severe and include:

i.	a fine of up to three times the profit made or $3,000,000 (whichever is greater), or imprisonment for up to five years less one day, or both;
ii.	civil liability for damages caused to the person to whom the securities were sold or from whom the securities were purchased;
iii.	civil liability for damages suffered by a person who sold securities to, or purchased securities from, someone who traded with knowledge of Confidential Material Information, learned, directly or indirectly, from the individual who disclosed the Confidential Material Information; or
iv.	an obligation to account to the Company for any benefit or advantage received or receivable in connection with the prohibited action.

Illegal insider tipping and trading is also prohibited under applicable criminal laws. Penalties under the Criminal Code include a term of imprisonment for up to 10 years.

Late filing of insider reports can give rise to penalties in Alberta, Ontario, Manitoba, British Columbia and Quebec. Fees for late filing of insider reports vary from jurisdiction to jurisdiction, and currently can be as high as $100 for each calendar day that the insider report is late subject to a maximum of $5,000 within any one year. Reporting Insiders are reminded that they remain personally responsible for the timely disclosure of their trading activities. Any assistance offered by the Chief Financial Officer in no way reduces the obligations imposed on them by applicable insider trading laws. Despite any such assistance that may be provided, the Company assumes no liability for any costs, claims or charges incurred as a result of any delay in filing of insider reports or any inaccuracies or incomplete information in the insider reports, whether or not such insider reports are prepared by the Company.

Questions regarding this Policy should be directed to the Company’s Chief Financial Officer.

Issue Date:	May 9, 2025	Authorized By:	Board of Directors
Review:	Annually

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